EXHIBIT 6.10

This is a copy of the Stripe Services Agreement available at https://stripe.com/legal/ssa

Stripe Services Agreement — United States

On this page

•	General Terms

•	Definitions

•	Services Terms

Welcome to Stripe!

This Stripe Services Agreement includes this introduction, the General Terms, Definitions, Services Terms, and incorporated documents and terms (“Agreement”) and forms a legal agreement between Stripe, Inc. (“Stripe”) and the entity or sole proprietor on whose behalf a Stripe account is created (“you” and “your”) to receive certain payment processing, data, technology and analytics, or other business services offered by Stripe and its Affiliates. This Agreement states the terms and conditions that apply to your use of the Services.

This Agreement is effective upon the date you first access or use the Services (“Effective Date”) and continues until you or Stripe terminates it (this period, the “Term”). Capitalized terms used in this Agreement that are not defined inline are defined in the Definitions.

As referenced in Section 13 of the General Terms, any dispute between you and Stripe is subject to a class action waiver and must be resolved by individual binding arbitration. Please read the arbitration provision in this Agreement as it affects your rights under this Agreement.

General Terms

Last modified: August 22, 2022

You and Stripe agree as follows:

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1. Your Stripe Account.

1.1 Eligibility.

Only businesses (including sole proprietors) and non-profit organizations located in the United States are eligible to apply for a Stripe Account and use the Services. Stripe and its Affiliates may provide Services to you or your Affiliates in other countries or regions under separate agreements. You and your Representative must not attempt to create a Stripe Account on behalf of or for the benefit of a user whose use of the Stripe services was suspended or terminated by Stripe, unless Stripe approves otherwise.

1.2 Business Representative.

You and your Representative individually affirm to Stripe that (a) your Representative is authorized to provide User Information on your behalf and to bind you to this Agreement; and (b) your Representative is an executive officer, senior manager or otherwise has significant responsibility for the control, management or direction of your business. Stripe may require you or your Representative to provide additional information or documentation demonstrating your Representative’s authority.

1.3 Sole Proprietors.

If you are a sole proprietor, you and your Representative also affirm that your Representative is personally responsible and liable for your use of the Services and your obligations to Customers, including payment of amounts you owe under this Agreement.

1.4 Age Requirements.

If you are a sole proprietor, and you are not old enough to enter into a contract on your own behalf (which is commonly but not always 18 years old), but you are 13 years old or older, your Representative must be your parent or legal guardian. If you are a legal entity that is owned, directly or indirectly, by an individual who is not old enough to enter into a contract on their own behalf, but the individual is 13 years old or older, your Representative must obtain the consent of either your board or an authorized officer. The approving board, authorized officer, parent or legal guardian is responsible to Stripe and is legally bound to this Agreement as if it had agreed to this Agreement itself. You must not use the Services if you are under 13 years of age.

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2. Services and Support.

2.1 Services.

Stripe (and its Affiliates, as applicable) will make available to you the Services, including those described in the applicable Services Terms, and, if applicable, give you access to a Stripe Dashboard.

2.2 Services Terms; Order of Precedence.

The Services Terms contain specific terms governing the parties’ rights and obligations related to the Services described in those Services Terms. If there are no Services Terms for a particular Stripe service, then only these General Terms govern. By accessing or using a Service, you agree to comply with the applicable Services Terms. If any term in these General Terms conflicts with a term in any Services Terms or set of terms incorporated by reference into this Agreement, then unless terms of lower precedence expressly state to the contrary, the order of precedence is: (a) the Services Terms; (b) these General Terms; and (c) all terms incorporated by reference into this Agreement. Your access to or use of the Services may also be subject to additional terms to which you agree through the Stripe Dashboard.

2.3 Service Modifications and Updates.

Stripe may modify the Services and Stripe Technology at any time, including adding or removing functionality or imposing conditions on use of the Services. Stripe will notify you of material adverse changes in, deprecations to, or removal of functionality from, Services or Stripe Technology that you are using. Stripe is not obligated to provide any Updates. However, if Stripe makes an Update available, you must fully install the Update by the date or within the time period stated in Stripe’s notice; or, if there is no date or period stated in the notice, then no later than 30 days after the date of the notice.

2.4 Subcontracting.

Stripe may subcontract its obligations under this Agreement to third parties.

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2.5 Services Restrictions.

You may only use the Services for business purposes. You must not, and must not enable or allow any third party to:

(a) use the Services for personal, family or household purposes;

(b) act as service bureau or pass-through agent for the Services with no added value to Customers;

(c) work around any of the technical limitations of the Services or enable functionality that is disabled or prohibited, or access or attempt to access non-public Stripe systems, programs, data, or services;

(d) except as Law permits, reverse engineer or attempt to reverse engineer the Services or Stripe Technology;

(e) use the Services to engage in any activity that is illegal, fraudulent, deceptive or harmful;

(f) perform or attempt to perform any action that interferes with the normal operation of the Services or affects other Stripe users’ use of Stripe services; or

(g) copy, reproduce, republish, upload, post, transmit, resell, or distribute in any way, any part of the Services, Documentation, or the Stripe Website except as permitted by Law.

2.6 Beta Services.

(a) Classification. Stripe may classify certain Stripe services or Stripe Technology, including a particular release or feature, as Beta. A Stripe service may be generally available in some circumstances (e.g., in some countries or regions) while still classified as Beta in other circumstances.

(b) Nature of Beta Services. By their nature, Beta Services may be feature-incomplete or contain bugs. Stripe may describe limitations that exist within a Beta Service; however, your reliance on the accuracy or completeness of these descriptions is at your own risk. You should not use Beta Services in a production environment until and unless you understand and accept the limitations and flaws that may be present in the Beta Services.

(c) Feedback. Unless Stripe otherwise agrees in writing, your use of Beta Services is confidential, and you must provide timely Feedback on the Beta Services in response to Stripe requests.

(d) Availability During Beta Period. Stripe may suspend or terminate your access to any Beta Services at any time.

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2.7 Support.

Stripe will provide you with support to resolve general issues relating to your Stripe Account and your use of the Services through resources and documentation that Stripe makes available on the Stripe Website and in the Documentation. Stripe’s support is also available by contacting Stripe at contact us. Stripe is not responsible for providing support to Customers.

2.8 Third-Party Services.

Stripe may reference, enable you to access, or promote (including on the Stripe Website) Third-Party Services. These Third-Party Services are provided for your convenience only and Stripe does not approve, endorse, or recommend any Third-Party Services to you. Your access and use of any Third-Party Service is at your own risk and Stripe disclaims all responsibility and liability for your use of any Third-Party Service. Third-Party Services are not Services and are not governed by this Agreement or Stripe’s Privacy Policy. Your use of any Third-Party Service, including those linked from the Stripe Website, is subject to that Third-Party Service’s own terms of use and privacy policies (if any).

3. Information; Your Business.

3.1 User Information.

Upon Stripe’s request, you must provide User Information to Stripe in a form satisfactory to Stripe. You must keep the User Information in your Stripe Account current. You must promptly update your Stripe Account with any changes affecting you, the nature of your business activities, your Representative, beneficial owners, principals, or any other pertinent information. You must immediately notify Stripe, and provide to Stripe updated User Information, if (a) you experience or anticipate experiencing a Change of Control; (b) you experience or anticipate experiencing a material change in your business or financial condition, including if you experience or are likely to experience an Insolvency Proceeding; (c) the regulatory status of the business for which you are using the Services changes, including if it becomes subject, or no longer subject, to regulatory oversight; or (d) a Governmental Authority has notified you that you or your business is the subject of investigative action.

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3.2 Information Retrieved by Stripe.

You authorize Stripe to retrieve information about you and your business from Stripe’s service providers and other third parties, including credit reporting agencies, banking partners and information bureaus, and you authorize and direct those third parties to compile and provide that information to Stripe. This information may include your, or your Representative’s, name, addresses, credit history, banking relationships, and financial history.

4. Services Fees; Taxes.

4.1 Services Fees.

The Fees are stated on the Stripe Pricing Page, unless you and Stripe otherwise agree in writing. Stripe may revise the Fees at any time. If Stripe revises the Fees for a Service that you are currently using, Stripe will notify you at least 30 days before the revised Fees apply to you.

4.2 Collection of Fees and Other Amounts.

You must pay, or ensure that Stripe is able to collect, Fees and other amounts you owe under this Agreement when due. Stripe may deduct, recoup or setoff Fees and other amounts you owe under this Agreement, or under any other agreements you have with Stripe or any of its Affiliates, from your Stripe Account balance, or invoice you for those amounts. If you fail to pay invoiced amounts when due, if your Stripe Account balance is negative or does not contain funds sufficient to pay amounts that you owe under this Agreement, or under any other agreement with Stripe or any of its Affiliates, or if Stripe is unable to collect amounts due from your Stripe Account balance, then Stripe may, to the extent Law permits, deduct, recoup or setoff those amounts from: (a) if established and applicable, each Reserve; (b) funds payable by Stripe or its Affiliate to you or your Affiliate; (c) if established, each User Affiliate Reserve; (d) each User Bank Account; and (e) the Stripe account balance of each Stripe account that Stripe determines, acting reasonably, is associated with you or your Affiliate. If the currency of the amount being deducted is different from the currency of the amount you owe, Stripe may deduct, recoup or setoff an amount equal to the amount owed (using Stripe’s conversion rate) together with any fees Stripe incurs in making the conversion.

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4.3 Debit Authorization.

Without limiting Section 4.2, you authorize Stripe to debit each User Bank Account without separate notice, and according to the applicable User Bank Account Debit Authorization, to collect amounts you owe under this Agreement. If Stripe is unable to collect those amounts by debiting a User Bank Account, then you immediately grant to Stripe a new, original authorization to debit each User Bank Account without notice and according to the applicable User Bank Account Debit Authorization. Stripe may rely on this authorization to make one or more attempts to collect all or a subset of the amounts owed. Your authorization under this Section 4.3 will remain in full force and effect until (a) all of your Stripe Accounts are closed; or (b) all fees and other amounts you owe under this Agreement are paid, whichever occurs later. If applicable debit scheme authorization rules grant you the right to revoke your debit authorization, then to the extent Law permits, you waive that right.

4.4 Taxes.

Stripe’s fees exclude all Taxes, except as the Stripe Pricing Page states to the contrary. You have sole responsibility and liability for:

(a) determining which, if any, Taxes or fees apply to the sale of your products and services, acceptance of donations, or payments you make or receive in connection with your use of the Services; and

(b) assessing, collecting, reporting and remitting Taxes for your business. If Stripe is required to withhold any Taxes, Stripe may deduct those Taxes from amounts otherwise owed to you and pay those Taxes to the appropriate taxing authority. If you are exempt from paying, or are otherwise eligible to pay a reduced rate on, those Taxes, you may provide to Stripe an original certificate that satisfies applicable legal requirements attesting to your tax-exempt status or reduced rate eligibility, in which case Stripe will not deduct the Taxes covered by the certificate. You must provide accurate information regarding your tax affairs as Stripe reasonably requests, and must promptly notify Stripe if any information that Stripe prepopulates is inaccurate or incomplete. Stripe may send documents to you and taxing authorities for transactions processed using the Services. Specifically, Law may require Stripe to file periodic informational returns with taxing authorities related to your use of the Services. Stripe may send tax-related information electronically to you.

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5. User Bank Accounts; Funds.

5.1 User Bank Accounts; Prohibition on Grant or Assignment.

You must designate at least one User Bank Account in connection with the Services. Stripe may debit and credit a User Bank Account as described in this Agreement. You must not grant or assign to any third party any lien on or interest in funds that may be owed to you under this Agreement until the funds are deposited into a User Bank Account.

5.2 Investment of Funds.

To the extent Law and the applicable Financial Services Terms permit, Stripe and its Affiliates may invest the funds that they hold into liquid investments. Stripe or its applicable Affiliate owns the earnings from these investments. You irrevocably assign to Stripe or its applicable Affiliate all rights you have (if any) to earnings from these investments.

5.3 Regulated Money Transmission; Stripe Status.

Certain Services involve regulated money transmission under U.S. Law. To the extent that your use of the Services involves money transmission or other regulated services under U.S. Law, Stripe’s Affiliate, SPC, provides those regulated Services, and the SPC terms located on or accessible from the Stripe Legal Page will apply to you, unless the applicable Services Terms specify otherwise. Stripe is not a bank, and does not accept deposits.

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5.4 Dormant Accounts.

If you leave any funds dormant in a Stripe Account and you do not instruct Stripe on where to send them, Stripe may deem the funds abandoned by you and deliver them to the appropriate Governmental Authority. However, if Law requires, Stripe will attempt to notify you before doing so.

6. Termination; Suspension; Survival.

6.1 Termination.

(a) Your Termination. You may terminate this Agreement at any time by closing your Stripe Account. To do so, you must open the account information tab in your account settings, select “close my account” and stop using the Services. If after termination you use the Services again, this Agreement will apply with an Effective Date that is the date on which you first use the Services again.

(b) Stripe Termination. Stripe may terminate this Agreement (or any part) or close your Stripe Account at any time for any or no reason (including if any event listed in Sections 6.2(a)–(i) of these General Terms occurs) by notifying you. In addition, Stripe may terminate this Agreement (or relevant part) for cause if Stripe exercises its right to suspend Services (including under Section 6.2 of these General Terms) and does not reinstate the suspended Services within 30 days.

(c) Termination for Material Breach. A party may terminate this Agreement immediately upon notice to the other party if the other party materially breaches this Agreement, and if capable of cure, does not cure the breach within 10 days after receiving notice specifying the breach. If the material breach affects only certain Services, the non-breaching party may choose to terminate only the affected Services.

(d) Effect on Other Agreements. Unless stated to the contrary, termination of this Agreement will not affect any other agreement between the parties or their Affiliates.

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6.2 Suspension.

Stripe may immediately suspend providing any or all Services to you, and your access to the Stripe Technology, if:

(a) Stripe believes it will violate any Law, Financial Services Terms or Governmental Authority requirement;

(b) a Governmental Authority or a Financial Partner requires or directs Stripe to do so;

(c) you do not update in a timely manner your implementation of the Services or Stripe Technology to the latest production version Stripe recommends or requires;

(d) you do not respond in a timely manner to Stripe’s request for User Information or do not provide Stripe adequate time to verify and process updated User Information;

(e) you breach this Agreement or any other agreement between the parties;

(f) you breach any Financial Services Terms;

(g) you enter an Insolvency Proceeding;

(h) Stripe believes that you are engaged in a business, trading practice or other activity that presents an unacceptable risk to Stripe; or

(i) Stripe believes that your use of the Services (i) is or may be harmful to Stripe or any third party; (ii) presents an unacceptable level of credit risk; (iii) increases, or may increase, the rate of fraud that Stripe observes; (iv) degrades, or may degrade, the security, stability or reliability of the Stripe services, Stripe Technology or any third party’s system (e.g., your involvement in a distributed denial of service attack); (v) enables or facilitates, or may enable or facilitate, illegal or prohibited transactions; or (vi) is or may be unlawful.

6.3 Survival.

The following will survive termination of this Agreement:

(a) provisions that by their nature are intended to survive termination (including Sections 4, 7.2, 9.4, 11, 12 and 13 of these General Terms); and

(b) provisions that allocate risk, or limit or exclude a party’s liability, to the extent necessary to ensure that a party’s potential liability for acts and omissions that occur during the Term remains unchanged after this Agreement terminates.

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7. Use Rights.

7.1 Use of Services.

Subject to the terms of this Agreement, Stripe grants you a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term to access the Documentation, and access and use the Stripe Technology, as long as your access and use is (a) solely as necessary to use the Services; (b) solely for your business purposes; and (c) in compliance with this Agreement and the Documentation.

7.2 Feedback.

During the Term, you and your Affiliates may provide Feedback to Stripe or its Affiliates. You grant, on behalf of yourself and your Affiliates, to Stripe and its Affiliates a perpetual, worldwide, non-exclusive, irrevocable, royalty-free license to exploit that Feedback for any purpose, including developing, improving, manufacturing, promoting, selling and maintaining the Stripe services. All Feedback is Stripe’s confidential information.

7.3 Marks Usage.

Subject to the terms of this Agreement, each party grants to the other party and its Affiliates a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term to use the Marks of the grantor party or its Affiliate solely to identify Stripe as your service provider. Accordingly, Stripe and its Affiliates may use those Marks:

(a) on Stripe webpages and apps that identify Stripe’s customers;

(b) in Stripe sales/marketing materials and communications; and

(c) in connection with promotional activities to which the parties agree in writing.

When using Marks of Stripe or its Affiliate, you must comply with the Stripe Marks Usage Terms and all additional usage terms and guidelines that Stripe provides to you in writing (if any). All goodwill generated from the use of Marks will inure to the sole benefit of the Mark owner.

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7.4 No Joint Development; Reservation of Rights.

Any joint development between the parties will require and be subject to a separate agreement between the parties. Nothing in this Agreement assigns or transfers ownership of any IP Rights to the other party. All rights (including IP Rights) not expressly granted in this Agreement are reserved.

8. Privacy and Data Use.

8.1 Privacy Policies.

Each party will make available a Privacy Policy that complies with Law. Stripe’s Privacy Policy explains how and for what purposes Stripe collects, uses, retains, discloses and safeguards the Personal Data you provide to Stripe.

8.2 Personal Data.

When you provide Personal Data to Stripe, or authorize Stripe to collect Personal Data, you must provide all necessary notices to and obtain all necessary rights and consents from the applicable individuals (including your Customers) sufficient to enable Stripe to lawfully collect, use, retain and disclose the Personal Data in the ways this Agreement and Stripe’s Privacy Policy describe. Stripe will not sell or lease Personal Data that Stripe receives from you to any third party.

8.3 Protected Data.

To the extent Law permits, Stripe will use Protected Data to (a) secure, provide, provide access to, and update the Stripe services; (b) fulfill its obligations under Law, and comply with Financial Partner and Governmental Authority requirements and requests; and (c) prevent and mitigate fraud, financial loss, and other harm. Stripe is not obligated to retain Protected Data after the Term, except as (w) required by Law; (x) required for Stripe to perform any post-termination obligations; (y) this Agreement otherwise states; or (z) the parties otherwise agree in writing. You are responsible for being aware of and complying with Law governing your use, storage and disclosure of Protected Data.

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8.4 Stripe Data.

You may use the Stripe Data only as this Agreement and other agreements between Stripe and you (or their Affiliates) permit.

8.5 Data Processing Agreement.

The Data Processing Agreement, including the Approved Data Transfer Mechanisms (as defined in the Data Processing Agreement) that apply to your use of the Services and transfer of Personal Data, is incorporated into this Agreement by this reference. Each party will comply with the terms of the Data Processing Agreement.

8.6 Use of Fraud Signals.

If Stripe provides you with information regarding the possibility or likelihood that a transaction may be fraudulent or that an individual cannot be verified, Stripe may incorporate your subsequent actions and inactions into Stripe’s fraud and verification model, for the purpose of identifying future potential fraud. Please see the Stripe Privacy Center for more information on Stripe’s collection of end-customer data for this purpose and for guidance on how to notify your Customers.

9. Data Security.

9.1 Controls.

Each party will maintain commercially reasonable administrative, technical, and physical controls designed to protect data in its possession or under its control from unauthorized access, accidental loss and unauthorized modification. You are responsible for implementing administrative, technical, and physical controls that are appropriate for your business.

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9.2 PCI-DSS.

Stripe will make reasonable efforts to provide the Services in a manner consistent with PCI-DSS requirements that apply to Stripe.

9.3 Stripe Account Credentials.

You must prevent any Credential Compromise, and otherwise ensure that your Stripe Account is not used or modified by anyone other than you and your representatives. If a Credential Compromise occurs, you must promptly notify and cooperate with Stripe, including by providing information that Stripe requests. Any act or failure to act by Stripe will not diminish your responsibility for Credential Compromises.

9.4 Data Breach.

You must notify Stripe immediately if you become aware of an unauthorized acquisition, modification, disclosure, access to, or loss of Personal Data on your systems.

9.5 Audit Rights.

If Stripe believes that a compromise of data has occurred on your systems, website, or app, Stripe may require you to permit a Stripe approved third-party auditor to audit the security of your systems and facilities. You must fully cooperate with all auditor requests for information or assistance. As between the parties, you are responsible for all costs and expenses associated with these audits. Stripe may share with Financial Services Partners any report the auditor issues.

10. Representations and Warranties.

10.1 Representations and Warranties.

You represent as of the Effective Date, and warrant at all times during the Term, that:

(a) you have the right, power, and ability to enter into and perform under this Agreement;

(b) you are a business (which may be a sole proprietor) or a non-profit organization located in the United States and are eligible to apply for a Stripe account and use the Services;

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(c) you have, and comply with, all necessary rights, consents, licenses, and approvals for the operation of your business and to allow you to access and use the Services in compliance with this Agreement and Law;

(d) your employees, contractors and agents are acting consistently with this Agreement;

(e) your use of the Services does not violate or infringe upon any third-party rights, including IP Rights, and you have obtained, as applicable, all necessary rights and permissions to enable your use of Content in connection with the Services;

(f) you are authorized to initiate settlements to and debits from the User Bank Accounts;

(g) you comply with Law with respect to your business, your use of the Services and Stripe Technology, and the performance of your obligations in this Agreement;

(h) you comply with the Documentation;

(i) you comply with the Financial Services Terms, and are not engaging in activity that any Financial Partner identifies as damaging to its brand;

(j) you do not use the Services to conduct a Restricted Business, transact with any Restricted Business, or enable any individual or entity (including you) to benefit from any Restricted Business;

(k) you own each User Bank Account, and each User Bank Account is located in a Stripe-approved country for the location of your Stripe Account, as described in the Documentation; and

(l) all information you provide to Stripe, including the User Information, is accurate and complete.

10.2 Scope of Application.

Unless this Agreement states to the contrary elsewhere, the representations and warranties in Sections 10.1 and 15.9 of these General Terms apply generally to your performance under this Agreement. Additional representations and warranties that apply only to a specific Service may be included in the Services Terms.

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11. Indemnity.

11.1 Stripe IP Infringement.

(a) Defense and Indemnification. Stripe will defend you against any IP Claim and indemnify you against all IP Claim Losses.

(b) Limitations. Stripe’s obligations in this Section 11.1 do not apply if the allegations do not specify that the Stripe Technology, Services, or Mark of Stripe or its Affiliate is the basis of the IP Claim, or to the extent the IP Claim or IP Claim Losses arise out of:

(i) the use of the Stripe Technology or Services in combination with software, hardware, data, or processes not provided by Stripe;

(ii) failure to implement, maintain and use the Stripe Technology or Services in accordance with the Documentation and this Agreement;

(iii) your breach of this Agreement; or

(iv) your negligence, fraud or willful misconduct.

(c) Process. You must promptly notify Stripe of the IP Claim for which you seek indemnification; however, any delay or failure to notify will not relieve Stripe of its obligations under this Section 11, except to the extent Stripe has been prejudiced by the delay or failure. You must give Stripe sole control and authority to defend and settle the IP Claim, but (i) you may participate in the defense and settlement of the IP Claim with counsel of your own choosing at your own expense; and (ii) Stripe will not enter into any settlement that imposes any obligation on you (other than payment of money, which Stripe will pay) without your consent. You must reasonably assist Stripe in defending the IP Claim.

(d) Other Stripe Actions. Stripe may in its discretion and at no additional expense to you:

(i) modify the Stripe Technology or Services so that they are no longer claimed to infringe or misappropriate IP Rights of a third party;

(ii) replace the affected Stripe Technology or Services with a non-infringing alternative;

(iii) obtain a license for you to continue to use the affected Stripe Technology, Services, or Mark; or

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(iv) terminate your use of the affected Stripe Technology, Services, or Mark upon 30 days’ notice.

(e) Exclusive Remedy. This Section 11.1 states Stripe’s sole liability, and your sole and exclusive right and remedy, for infringement by the Stripe Technology, Services, or Marks of Stripe or its Affiliate, including any IP Claim.

11.2 User Indemnification.

(a) Defense. You will defend the Stripe Parties against any Claim made against any of the Stripe Parties to the extent arising out of or relating to:

(i) your breach of any of your representations, warranties or obligations under this Agreement;

(ii) your use of the Services, including use of Personal Data;

(iii) an allegation that any of the Marks you license to Stripe, or your Content, infringes on or misappropriates the rights, including IP Rights, of the third party making the Claim; or

(iv) a User Party’s negligence, willful misconduct or fraud.

(b) Indemnification. You will indemnify the Stripe Parties against all Stripe Losses arising out of or relating to Claims described in this Section 11.2.

12. Disclaimer and Limitations on Liability.

The following disclaimer and limitations will apply notwithstanding the failure of the essential purpose of any limited remedy.

12.1 Disclaimer.

Stripe provides the Services and Stripe Technology “AS IS” and “AS AVAILABLE”. Except as expressly stated as a “warranty” in this Agreement, and to the maximum extent permitted by Law, Stripe does not make any, and expressly disclaims all, express and implied warranties and statutory guarantees with respect to its performance under this Agreement, the Services, Financial Partners, the Stripe Technology, Stripe Data and the Documentation, including as related to availability, the implied warranties of fitness for a particular purpose, merchantability and non-infringement, and the implied warranties arising out of any course of dealing, course of performance or usage in trade. The Stripe Parties are not liable for any losses, damages, or costs that you or others may suffer arising out of or relating to hacking, tampering, or other unauthorized access or use of the Services, your Stripe Account, or Protected Data, or your failure to use or implement anti-fraud or data security measures. Further, the Stripe Parties are not liable for any losses, damages, or costs that you or others may suffer arising out of or relating to (a) your access to, or use of, the Services in a way that is inconsistent with this Agreement or the Documentation; (b) unauthorized access to servers or infrastructure, or to Stripe Data or Protected Data; (c) Service interruptions or stoppages; (d) bugs, viruses, or other harmful code that may be transmitted to or through the Service (e) errors, inaccuracies, omissions or losses in or to any Protected Data or Stripe Data; (f) Content; or (g) the defamatory, offensive, or illegal conduct of others.

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12.2 LIMITATIONS ON LIABILITY.

(a) Indirect Damages. To the maximum extent permitted by Law, the Stripe Parties will not be liable to you or your Affiliates in relation to this Agreement or the Services during and after the Term, whether in contract, negligence, strict liability, tort or other legal or equitable theory, for any lost profits, personal injury, property damage, loss of data, business interruption, indirect, incidental, consequential, exemplary, special, reliance, or punitive damages, even if these losses, damages, or costs are foreseeable, and whether or not you or the Stripe Parties have been advised of their possibility.

(b) General Damages. To the maximum extent permitted by Law, the Stripe Parties will not be liable to you or your Affiliates in relation to this Agreement or the Services during and after the Term, whether in contract, negligence, strict liability, tort or other legal or equitable theory, for losses, damages, or costs exceeding in the aggregate the greater of (i) the total amount of Fees you paid to Stripe (excluding all pass-through fees levied by Financial Partners) during the 3-month period immediately preceding the event giving rise to the liability; and (ii) $500 USD.

13. Dispute Resolution; Agreement to Arbitrate.

13.1 Binding Arbitration.

(a) All disputes, claims and controversies, whether based on past, present or future events, arising out of or relating to statutory or common law claims, the breach, termination, enforcement, interpretation or validity of any provision of this Agreement, and the determination of the scope or applicability of your agreement to arbitrate any dispute, claim or controversy originating from this Agreement, but specifically excluding any dispute principally related to either party’s IP Rights (which will be resolved in litigation before the United States District Court for the Northern District of California), will be determined by binding arbitration in San Francisco, California before a single arbitrator.

(b) The American Arbitration Association will administrate the arbitration under its Commercial Arbitration Rules. The Expedited Procedures of the American Arbitration Association’s Commercial Arbitration Rules will apply for cases in which no disclosed claim or counterclaim exceeds $75,000 USD (excluding interest, attorneys’ fees and arbitration fees and costs). Where no party’s claim exceeds $25,000 USD (excluding interest, attorneys’ fees and arbitration fees and costs), and in other cases where the parties agree, Section E-6 of the Expedited Procedures of the American Arbitration Association’s Commercial Arbitration Rules will apply.

(c) The arbitrator will apply the substantive law of the State of California and of the United States, excluding their conflict or choice of law rules.

(d) Nothing in this Agreement will preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(e) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provisions in this Section 13 referencing applicable substantive law, the Federal Arbitration Act (9 U.S.C. Sections 1-16) will govern any arbitration conducted in accordance with this Agreement.

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13.2 Arbitration Procedure.

(a) A party must notify the other party of its intent to commence arbitration prior to commencing arbitration. The notice must specify the date on which the arbitration demand is intended to be filed, which must be at least 30 days after the date of the notice. During this time period, the parties will meet for the purpose of resolving the dispute prior to commencing arbitration.

(b) Subject to Section 13.2(a), each party may commence arbitration by providing to the American Arbitration Association and the other party to the dispute a written demand for arbitration, stating the subject of the dispute and the relief requested.

(c) Subject to the disclaimers and limitations of liability stated in this Agreement, the appointed arbitrators may award monetary damages and any other remedies allowed by the laws of the State of California. In making a determination, the arbitrator will not have the authority to modify any term of this Agreement. The arbitrator will deliver a reasoned, written decision with respect to the dispute to each party, who will promptly act in accordance with the arbitrator’s decision. Any award (including interim or final remedies) may be confirmed in or enforced by a state or federal court located in San Francisco, California. The decision of the arbitrator will be final and binding on the parties, and will not be subject to appeal or review.

(d) In accordance with the AAA Rules, the party initiating the arbitration is responsible for paying the applicable filing fee. Each party will advance one-half of the fees and expenses of the arbitrator, the costs of the attendance of the arbitration reporter at the arbitration hearing, and the costs of the arbitration facility. In any arbitration arising out of or relating to this Agreement, the arbitrator will award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with those aspects of its claims or defenses on which it prevails, and any opposing awards of costs and legal fees awards will be offset.

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13.3 Confidentiality.

The parties will keep confidential the existence of the arbitration, the arbitration proceeding, the hearing and the arbitrator’s decision, except (a) as necessary to prepare for and conduct the arbitration hearing on the merits; (b) in connection with a court application for a preliminary remedy, or confirmation of an arbitrator’s decision or its enforcement; (c) Stripe may disclose the arbitrator’s decision in confidential settlement negotiations; (d) each party may disclose as necessary to professional advisors that are subject to a strict duty of confidentiality; and (e) as Law otherwise requires. The parties, witnesses, and arbitrator will treat as confidential and will not disclose to any third person (other than witnesses or experts) any documentary or other evidence produced in any arbitration, except as Law requires or if the evidence was obtained from the public domain or was otherwise obtained independently from the arbitration.

13.4 Conflict of Rules.

In the case of a conflict between the provisions of this Section 13 and the AAA Rules, the provisions of this Section 13 will prevail.

13.5 Class Waiver.

To the extent Law permits, any dispute arising out of or relating to this Agreement, whether in arbitration or in court, will be conducted only on an individual basis and not in a class, consolidated or representative action. Notwithstanding any other provision of this Agreement or the AAA Rules, disputes regarding the interpretation, applicability, or enforceability of this class waiver may be resolved only by a court and not by an arbitrator. If this waiver of class or consolidated actions is deemed invalid or unenforceable, neither party is entitled to arbitration.

13.6 No Jury Trial.

If for any reason a claim or dispute proceeds in court rather than through arbitration, each party knowingly and irrevocably waives any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated between the parties.

14. Modifications to this Agreement.

Stripe may modify all or any part of this Agreement at any time by posting a revised version of the modified General Terms (including the introduction to this Agreement and the Definitions), Services Terms or terms incorporated by reference on the Stripe Legal Page or by notifying you. The modified Agreement is effective upon posting or, if Stripe notifies you, as stated in the notice. By continuing to use Services after the effective date of any modification to this Agreement, you agree to be bound by the modified Agreement. It is your responsibility to check the Stripe Legal Page regularly for modifications to this Agreement. Stripe last modified these General Terms on the date listed under the “General Terms” heading, and each set of Services Terms on the date listed under the heading for those terms. Except as this Agreement (including in this Section 14) otherwise allows, this Agreement may not be modified except in a writing signed by the parties.

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15. General Provisions.

15.1 Electronic Communications.

By accepting this Agreement or using any Service, you consent to electronic communications as described in the E-SIGN Disclosure, which is incorporated into this Agreement by this reference.

15.2 Notices and Communications.

(a) Notices to Stripe. Unless this Agreement states otherwise, for notices to Stripe, you must contact us. A notice you send to Stripe is deemed to be received when Stripe receives it.

(b) Communications to you. In addition to sending you a Communication electronically as Section 15.1 of these General Terms describes, Stripe may send you Communications by physical mail or delivery service to the postal address listed in the applicable Stripe Account. A Communication Stripe sends to you is deemed received by you on the earliest of (i) when posted to the Stripe Website or Stripe Dashboard; (ii) when sent by text message or email; and (iii) three business days after being sent by physical mail or when delivered, if sent by delivery service.

15.3 Legal Process.

Stripe may respond to and comply with any Legal Process that Stripe believes to be valid. Stripe may deliver or hold any funds or, subject to the terms of Stripe’s Privacy Policy, any data as required under the Legal Process, even if you are receiving funds or data on behalf of other parties. Where Law permits, Stripe will notify you of the Legal Process by sending a copy to the email address in the applicable Stripe Account. Stripe is not responsible for any losses, whether direct or indirect, that you may incur as a result of Stripe’s response or compliance with a Legal Process in accordance with this Section 15.3.

15.4 Collection Costs.

You are liable for all costs Stripe incurs during collection of any amounts you owe under this Agreement, in addition to the amounts you owe. Collection costs may include attorneys’ fees and expenses, costs of any arbitration or court proceeding, collection agency fees, applicable interest, and any other related cost.

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15.5 Interpretation.

(a) No provision of this Agreement will be construed against any party on the basis of that party being the drafter.

(b) References to “includes” or “including” not followed by “only” or a similar word mean “includes, without limitation” and “including, without limitation,” respectively.

(c) Except where expressly stated otherwise in a writing executed between you and Stripe, this Agreement will prevail over any conflicting policy or agreement for the provision or use of the Services.

(d) All references in this Agreement to any terms, documents, Law or Financial Services Terms are to those items as they may be amended, supplemented or replaced from time to time. All references to APIs and URLs are references to those APIs and URLs as they may be updated or replaced.

(e) The section headings of this Agreement are for convenience only, and have no interpretive value.

(f) Unless expressly stated otherwise, any consent or approval that may be given by a party (i) is only effective if given in writing and in advance; and (ii) may be given or withheld in the party’s sole and absolute discretion.

(g) References to “business days” means weekdays on which banks are generally open for business. Unless specified as business days, all references in this Agreement to days, months or years mean calendar days, calendar months or calendar years.

(h) Unless expressly stated to the contrary, when a party makes a decision or determination under this Agreement, that party has the right to use its sole discretion in making that decision or determination.

(i) The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

15.6 Waivers.

To be effective, a waiver must be in a writing signed by the waiving party. The failure of either party to enforce any provision of this Agreement will not constitute a waiver of that party’s rights to subsequently enforce the provision.

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15.7 Force Majeure.

Stripe and its Affiliates will not be liable for any losses, damages, or costs you suffer, or delays in Stripe or its Affiliates’ performance or non-performance, to the extent caused by a Force Majeure Event.

15.8 Assignment.

You may not assign or transfer any obligation or benefit under this Agreement without Stripe’s consent. Any attempt to assign or transfer in violation of the previous sentence will be void in each instance. If you wish to assign this Agreement, please contact us. Stripe may, without your consent, freely assign and transfer this Agreement, including any of its rights or obligations under this Agreement. This Agreement will be binding on, inure to the benefit of, and be enforceable by the parties and their permitted assigns.

15.9 Export Control.

You must not use or otherwise export, re-export or transfer the Stripe Technology except as authorized by United States law and the laws of the jurisdiction(s) in which the Stripe Technology was distributed and obtained, including by providing access to Stripe Technology (a) to any individual or entity ordinarily resident in a High-Risk Jurisdiction; or (b) to any High-Risk Person. By using the Stripe Technology, you represent as of the Effective Date and warrant during the Term that you are not (x) located in or organized under the laws of any High-Risk Jurisdiction; (y) a High-Risk Person; or (z) owned 50% or more, or controlled, by individuals and entities (i) located in or, as applicable, organized under the laws of any High-Risk Jurisdiction; or (ii) any of whom or which is a High-Risk Person. You must not use the Stripe Technology for any purposes prohibited by Law, including the development, design, manufacture or production of missiles, nuclear, chemical or biological weapons.

15.10 No Agency.

Each party to this Agreement, and each Financial Partner, is an independent contractor. Nothing in this Agreement serves to establish a partnership, joint venture, or general agency relationship between Stripe and you, or with any Financial Partner. If this Agreement expressly establishes an agency relationship between you as principal and Stripe or its Affiliate as agent, the agency conferred, including your rights as principal and Stripe’s or its Affiliate’s obligations as agent, is limited strictly to the stated appointment and purpose and implies no duty to you, or Stripe or its Affiliate, and will in no event establish an agency relationship for tax purposes.

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15.11 Severability.

If any court or Governmental Authority determines a provision of this Agreement is unenforceable, the parties intend that this Agreement be enforced as if the unenforceable provision were not present, and that any partially valid and enforceable provision be enforced to the extent that it is enforceable.

15.12 Cumulative Rights; Injunctions.

The rights and remedies of the parties under this Agreement are cumulative, and each party may exercise any of its rights and enforce any of its remedies under this Agreement, along with all other rights and remedies available to it at law, in equity or under the Financial Services Terms. Any material breach by a party of Section 7 or Section 8 of these General Terms could cause the non-breaching party irreparable harm for which the non-breaching party has no adequate remedies at law. Accordingly, the non-breaching party is entitled to seek specific performance or injunctive relief for the breach.

15.13 Entire Agreement.

This Agreement constitutes the entire agreement and understanding of the parties with respect to the Services, and supersedes all prior and contemporaneous agreements and understandings.

Definitions

“AAA Rules” means the American Arbitration Association’s Commercial Arbitration Rules as described in Section 13.1(b) of the General Terms.

“ACH Network” means the automated clearinghouse payment network that the member organizations of Nacha control and manage.

“Acquirer Terms” means the terms that a Payment Method Acquirer has specified that apply to that Payment Method Acquirer’s services, located on or accessible from the Stripe Legal Page.

“Activity” means any action taken on or related to a Connected Account that a Stripe Connect Platform or a Connected Account initiates, submits or performs, either through the Stripe Technology or through the Stripe Connect Services, including communication regarding the Services as related to that Connected Account.

“Affiliate” means an entity that directly or indirectly Controls, is Controlled by, or is under common Control with another entity.

“Asset Account” means the account in which funds are maintained to support the extension of credit in connection with the Stripe Issuing Programs, which is, depending on which Stripe Issuing Program you participate in, your Issuing top-up balance, your Acquiring Receivables balance (as defined in the applicable Issuing Bank Terms), or your Financial Account.

“Authorized Purpose” means the purpose approved by Stripe under Section 2.1 of the Stripe Financial Connections Terms for which you may collect, use, disclose and process Connections Data.

“Available Treasury Balance” means the amount of funds that is available to be transferred or paid out of a Financial Account.

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“Beta” means “proof of concept,” “beta,” “pilot,” “invite only” or similar designation.

“Beta Service” means any Beta portion of the Services or Stripe Technology.

“Card” means a Card Network-branded payment card (which may be a physical card or tokenized, encrypted, or digitized form of a physical card) an Issuing Bank issues to a Stripe Issuing Accountholder for the Stripe Issuing Accountholder’s business purposes in connection with the Stripe Issuing Programs.

“Card Account Data” means (a) Stripe Data generated by your use of the Stripe Issuing Services; and (b) Personal Data that you (or, if applicable, your Stripe Connect Platform) provide to the applicable Issuing Bank through Stripe for the Stripe Issuing Services, or that you authorize Stripe and any Issuing Bank to collect in relation to the Stripe Issuing Services.

“Card Authorized User” means an individual a Stripe Issuing Accountholder authorizes to use a Card to make Card Transactions on the Stripe Issuing Accountholder’s behalf (e.g., the Stripe Issuing Accountholder’s employee or representative).

“Card Authorized User Terms” means the terms governing a Card Authorized User’s use of a Card.

“Card Dispute” means a dispute in relation to a Card Transaction between you and the merchant or seller of a good or service.

“Card Network” means a payment card network, including the network operated by each of Visa, Mastercard, American Express and Discover.

“Card Network Rules” means the Payment Method Rules published by a Card Network.

“Card Transaction” means a transaction a Stripe Issuing Accountholder or its Card Authorized User initiates to make a payment with a Card or to obtain cash at an automatic teller machine (ATM).

“CCPA” means California Consumer Privacy Act of 2018, Cal. Civ. Code Sections 1798.100-1798.199.

“Change of Control” means (a) an event in which any third party or group acting together, directly or indirectly, acquires or becomes the beneficial owner of, more than 50% of a party’s voting securities or interests; (b) a party’s merger with one or more third parties; (c) a party’s sale, lease, transfer or other disposal of all or substantially all of its assets; or (d) entering into of any transaction or arrangement that would have the same or similar effect as a transaction referred to in the foregoing (a)-(c); but, does not include an initial public offering or listing.

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“Claim” means any claim, demand, government investigation or legal proceeding made or brought by a third party.

“Climate Project” means a climate project that Stripe funds.

“Communication” means any written or electronic transmission of information or communication, including a notice, approval, consent, authorization, agreement, disclosure or instruction.

“Connected Account” means (a) a Platform User that has a Stripe account onboarded to a Stripe Connect Platform via the Stripe Connect services; or (b) if the Platform User does not have a Stripe account, then a Platform User to which you have, as a Stripe Connect Platform, sent funds using the Stripe Connect Services.

“Connected Account Agreement” means the agreement with Stripe that applies to Connected Accounts (except Payout Recipients), which is accessible on the Stripe Legal Page for the Connected Account’s jurisdiction.

“Connected Account Data” means data about Connected Accounts and Activity, which may include Protected Data and Stripe Data.

“Connections Data” means data associated with a Connections End User’s financial account that Stripe provides to you through the Stripe Financial Connections Services, which may include account and routing numbers, account ownership information, account balance, and account transactions, from Data Sources.

“Connections End User” means an End User whose Connections Data you request to access, collect, use, and process in connection with the Stripe Financial Connections Services.

“Content” means all text, images, and other content that Stripe does not provide to you and that you upload, publish or use in connection with the Services.

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“Control” means direct or indirect ownership of more than 50% of the voting power or equity in an entity.

“Credential Compromise” means an unauthorized access, disclosure or use of your Stripe Account credentials.

“Custodial Account” means a custodial account that SPC maintains, in its name, at the Treasury Bank, for the benefit of all accountholders using the Stripe Treasury Services.

“Custom Account” means a Connected Account enrolled as a Custom account, as described in the Documentation.

“Customer” means an entity or individual who owes payment to you in exchange for you providing goods or services (including charitable services).

“Cut-Off Time” means the time on a business day by which SPC must receive an instruction or Financial Account Transaction request from a Stripe Treasury Accountholder in order to process that instruction or request on the same day.

“Data Source” means an entity that provides financial account information to Stripe.

“Data Processing Agreement” means the data processing agreement located at www.stripe.com/[countrycode]/legal/dpa, where “[countrycode]” means the two-letter abbreviation for the country where your Stripe Account is located.

“Data Warehouse” means a data storage solution listed on the Stripe Website that you select.

“Dispute” means an instruction a Customer initiates to reverse or invalidate a processed Transaction (including “chargebacks” and “disputes” as those terms may be used by Payment Method Providers).

“Documentation” means the sample code, instructions, requirements and other documentation (a) available on the Stripe Website, the first page of which is located at www.stripe.com/docs; and (b) included in the Stripe SDKs.

“Due Diligence Requirements” means requirements imposed by Law that govern, are related to, or are similar to Anti-Money Laundering (AML), Know Your Customer (KYC), Know Your Business (KYB) and Customer Due Diligence (CDD).

“End User” has the meaning given in Stripe’s Privacy Policy.

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“End User Rights” means the data privacy rights afforded to End Users under Law, including the CCPA and GDPR.

“End User Service” has the meaning given in the Stripe End User Terms.

“Entry” has the meaning given to it in the Nacha Operating Rules.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Chapt. 18.

“Express Account” means a Connected Account enrolled as an Express account, as described in the Documentation.

“Express Consent” means a Connections End User’s express, informed opt-in consent to your collection, use, disclosure, and processing of that Connections End User’s Connections Data for the Authorized Purpose.

“Express Consent UI” means the user interface, including the text and consent mechanism included on that user interface, through which you obtain Express Consents.

“FCRA” means Fair Credit Reporting Act, 15 U.S.C. Section 1681, et seq. and Equal Credit Opportunity Act, 15 U.S.C. Section 1681, et seq.

“FDIC” means Federal Deposit Insurance Corporation.

“FDIC Insurance” means deposit insurance that covers certain types of accounts at FDIC-insured banks.

“Feedback” means ideas, suggestions, comments, observations and other input you provide to Stripe regarding Stripe services and the Stripe Technology.

“Fees” means the fees applicable to the Services.

“Financial Account” means the virtual prepaid access account that SPC or its Affiliates creates for a Stripe Treasury Accountholder as part of the Stripe Treasury Services.

“Financial Account Transaction” means an Entry or other transaction in a Financial Account that adds to or subtracts from the Available Treasury Balance.

“Financial Institution” has the meaning given in the GLBA.

“Financial Partner” means a third party or an Affiliate of Stripe that provides financial services and with which Stripe or its Affiliate interacts to provide the Services.

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“Financial Services Terms” means (a) the rules and terms a Financial Partner specifies that apply to that entity’s services; and (b) the PCI Standards.

“Force Majeure Event” means an event beyond the control of Stripe or its Affiliates, including a strike or other labor dispute; labor shortage, stoppage or slowdown; supply chain disruption; embargo or blockade; telecommunication breakdown; power outage or shortage; inadequate transportation service; inability or delay in obtaining adequate supplies; weather; earthquake; fire; flood; act of God; riot; civil disorder; civil or government calamity; epidemic; pandemic; state or national health crisis; war; invasion; hostility (whether war is declared or not); terrorism threat or act; Law; or act of a Governmental Authority.

“GLBA” means Gramm-Leach Bliley Act, 15 U.S.C. Sections 6802-6809.

“Governmental Authority” means a regulator or other governmental agency or entity with jurisdiction over the Services, Stripe or you, as applicable.

“High-Risk Jurisdiction” means any jurisdiction or administrative region that Stripe has deemed to be of particularly high risk, as identified on the Stripe Restricted Business List.

“High-Risk Person” means any individual or entity that Stripe has deemed to be of particularly high risk, as identified on the Stripe Restricted Business List.

“Hold” means a restriction on the availability of funds in a Financial Account that Stripe or its Affiliate places as a result of delayed funds availability, Legal Process or other reason.

“ID Image” means an image of an individual submitted through the Stripe Identity Services, including an image captured from an individual’s identification document.

“Insolvency Proceeding” means the occurrence of any of the following (or any analogous procedure or step):

(a) as defined by Law, you are unable (or deemed to be unable) to pay your debts;

(b) you are the subject of a petition, resolution, order or any other step in relation to winding up, bankruptcy or equivalent proceedings;

(c) you stop, or threaten to stop, carrying on all or part of your business (except for the purposes of an amalgamation, reconstruction or reorganization);

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(d) you enter into a compulsory or voluntary liquidation, or a liquidator is appointed in relation to you or any of your assets;

(e) you are the subject of a petition for an administration order or an application for such an order, or a notice of intention to appoint an administrator to you is given, or any other step is taken by any individual or entity with a view to the administration of you under Law;

(f) a moratorium is agreed or declared with respect to all or part of your debts;

(g) you enter, or propose to enter, into any compromise or arrangement of your debts with or for the benefit of some or all of your creditors generally, or in respect of a particular type of your debts;

(h) you begin proceedings or negotiations, or propose or agree, to reschedule, readjust or defer your debts;

(i) a liquidator, receiver, administrative receiver, administrator, manager or other similar officer is appointed in respect of the whole or any part of your assets;

(j) an enforcement of any security over, or an execution, attachment, lien, levy, distress or similar procedure is levied against, any of your assets;

(k) any legal proceeding, corporate action or other procedure or step is taken in connection with appointing an administrator, administrative receiver, receiver, liquidator, manager, trustee in bankruptcy or other similar officer in relation to you or any of your assets; or

(l) where any User Group Entity or shareholder of a User Group Entity is subject to any of the events listed in this definition.

“IP Claim” means a Claim made against you by a third party alleging that the Stripe Technology, Services or a Stripe Mark provided to and used by you in accordance with this Agreement infringes or misappropriates the IP Rights of the third party making the Claim, excluding Claims made by Connected Accounts.

“IP Claim Losses” means (a) all amounts finally awarded to the third party making an IP Claim; and (b) all amounts paid to a third party to settle an IP Claim under an agreement approved by Stripe.

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“IP Rights” means all copyrights, patents, trademarks, service marks, trade secrets, moral rights and other intellectual property rights.

“IRS” means Internal Revenue Service.

“IRS Code” means Internal Revenue Code, 26 U.S.C. Title 26.

“Issuing Bank” means the Financial Partner, identified in the Issuing Bank Terms for the applicable Stripe Issuing Program, that issues a Card.

“Issuing Bank Terms” means the applicable Issuing Bank’s Financial Services Terms that govern your participation in the applicable Stripe Issuing Program.

“Issuing Complaint” means any expression of dissatisfaction with a product, service, policy, or employee related to a Stripe Issuing Program.

“Law” means all applicable laws, rules, regulations and other binding requirements of any Governmental Authority.

“Legal Process” means a writ of attachment, lien, levy, subpoena, warrant, or other legal order.

“Mark” means a trademark, service mark, design mark, logo or stylized script.

“Multi-Currency Processing” means the ability to have funds settled to a User Bank Account in a currency different from the one in which you accepted payment from a Customer.

“Nacha” means the National Automated Clearinghouse Association.

“Nacha Operating Rules” means the rules Nacha publishes that govern automated clearing house transactions on the ACH Network, located at www.nachaoperatingrulesonline.org.

“Originator” has the meaning given to it in the Nacha Operating Rules.

“Payment Account Details” means the Payment Method account details for a Customer that the PCI Standards require to be protected, which may include the Customer’s name, and with respect to credit and debit cards, the Customer’s account number, card expiration date, and card verification value or similar security code.

“Payment Method” means a payment method that Stripe accepts as part of the Stripe Payments Services (e.g., a Visa credit card, Klarna).

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“Payment Method Acquirer” means an entity that a Payment Method Provider has authorized to (a) sponsor or submit Transactions at the request of merchants to the Payment Method Provider for authorization and clearing; and (b) receive and remit settlement funds for authorized and cleared Transactions.

“Payment Method Provider” means the provider of a Payment Method (e.g., Visa Inc., Klarna Bank AB).

“Payment Method Rules” means the guidelines, bylaws, rules and regulations a Payment Method Provider imposes that describe how a Payment Method may be accepted and used.

“Payment Method Terms” means terms that apply to your acceptance and use of a Payment Method, located on or accessible from the Stripe Website, including on the Stripe Legal Page, and which as of the Effective Date are described on that page as “Payment Method Terms.”

“Payout Delay” means a delay to the Payout Schedule caused by (a) the unavailability of a Financial Partner, Governmental Authority, telecommunications provider or internet service provider; (b) incorrect information, such as a bank account number, provided to Stripe; (c) your equipment, software, or other technology; or (d) a Force Majeure Event.

“Payout Recipient” means a third-party recipient to which Stripe enables you to make payouts via the Stripe Connect Services.

“Payout Schedule” means the schedule available in the Stripe Dashboard that shows the number of business days following the Transaction date that it takes for Stripe to initiate transfer of Transaction settlement funds to a User Bank Account.

“PCI-DSS” means the Payment Card Industry Data Security Standards.

“PCI Standards” means PCI-DSS and Payment Application Data Security Standard (PA-DSS), including successor standards (if any).

“Personal Data” means any information relating to an identifiable natural person that is Processed (as defined in the Data Processing Agreement) in connection with the Services, and includes “personal data” as defined under EU Regulation (EU) 2016/679 (General Data Protection Regulation) and “personal information” as defined under the CCPA.

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“Platform Provider Agreement” means, collectively, the agreements that a Stripe Connect Platform has with its Connected Accounts.

“Platform Services” means the products and services that Platform Users receive from a Stripe Connect Platform, regardless of whether fees are charged (e.g., web development, customer support or hosting services).

“Platform User” means, where you are acting as a Stripe Connect Platform, a user of your platform.

“Pooled Account” means a pooled account to which Transaction settlement funds are credited.

“Principal Owner” means, with respect to a legal entity, an individual who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, owns at least 25% of the equity interests of the legal entity.

“Privacy Policy” means any or all of a publicly posted privacy policy, privacy notice, data policy, cookies policy, cookies notice or other similar public policy or public notice that addresses a party’s Personal Data practices and commitments.

“Protected Data” means (a) all User Information that you provide to Stripe; and (b) any Personal Data that Stripe uses when acting as a “Data Processor” (as defined in the Data Processing Agreement) when providing the Services.

“Radar Score” means a numerical risk score or level associated with a Transaction or other related activity that the Stripe Radar Services provides.

“Refund” means an instruction you initiate to provide a full or partial return of funds to a Customer for a processed Transaction.

“Representative” means an individual submitting your application for a Stripe Account.

“Reserve” means funds described as such by Stripe, which Stripe holds as security against liabilities you incur under this Agreement.

“Restricted Business” means any category of business or business practice for which a Service cannot be used, as identified on the Stripe Restricted Business List (located on the Stripe Website) for the applicable Service and jurisdiction of your Stripe Account.

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“Reversal” means the reversal of the settlement of funds for a Transaction.

“Selfie Verification” means the verification of an ID Image using biometric identifiers and facial recognition technology.

“Service” means a service Stripe (or its Affiliate, as applicable) makes available to you under this Agreement.

“Services Terms” means terms in this Agreement that apply to particular Stripe services (e.g., Stripe Payments Terms).

“SDP Data” means data Stripe transfers from your Stripe Account to a Data Warehouse.

“SPC” means Stripe Payments Company, which is a Stripe Affiliate.

“Standard Account” means a Connected Account enrolled as a Standard account, as described in the Documentation.

“Stripe Account” means your Stripe account.

“Stripe API” means all instances of the Stripe application programming interfaces, including all endpoints that enable Stripe users to use Stripe services.

“Stripe Climate” means a suite of features Stripe provides that are designed to enable you to create and run your own corporate climate program.

“Stripe Climate Funds” means the amount you choose to voluntarily allocate to Climate Projects through Stripe Climate, as a percentage of your revenue or a flat monthly amount, or another method of calculation Stripe accepts.

“Stripe Connect Platform” means a platform provider that uses the Stripe Connect Services.

“Stripe Connect Services” means (a) if you are a Stripe Connect Platform, the Services that enable you to create and manage Stripe accounts connected to your platform, as described in the Documentation; or (b) if you are a Connected Account, the Services described in the Connected Account Agreement.

“Stripe Dashboard” means the interactive user interface through which a Stripe user may view information about and manage a Stripe account.

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“Stripe Data” means data that you obtain via the Services, including (a) information relating to Stripe API interactions via the Stripe Technology; (b) information Stripe uses for security or fraud prevention; and (c) all aggregated information Stripe generates from the Services.

“Stripe Data Pipeline Services” means the Services that enable Stripe to send data from your Stripe Account to your Data Warehouse, as described on the Stripe Website.

“Stripe End User Terms” means the terms that apply to an End User’s use of Stripe’s End User Services located at www.stripe.com/legal/end-users.

“Stripe Financial Connections Services” means the Services that enable you to verify End User financial accounts and the option to receive Connections Data.

“Stripe Identity Services” means the Services that enable Stripe to collect and verify, and Stripe and you to store, information regarding individuals for the purpose of verifying the identity of those individuals.

“Stripe Identity Services Documentation” means the Documentation, along with other documentation that Stripe makes available to you (including via email and the Stripe Dashboard), relating to the Stripe Identity Services.

“Stripe Issuing Account” means the account an Issuing Bank maintains for a Stripe Issuing Accountholder, and each subaccount to that account.

“Stripe Issuing Accountholder” means a business or organization that has successfully completed the onboarding requirements described in the Stripe Issuing Accountholder Terms and been approved for a Stripe Issuing Account.

“Stripe Issuing Administrator” means the individual that a Stripe Issuing Accountholder appoints to manage its participation in the Stripe Issuing Programs.

“Stripe Issuing Platform Services” means the Services that allow you to co-market the Stripe Issuing Services to your Platform Users and provide access to the Stripe Issuing Services to Accountholders.

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“Stripe Issuing Program” means Card issuing services that the applicable Issuing Bank provides under the applicable Issuing Bank Terms, together with the Stripe Issuing Services.

“Stripe Issuing Program Guidelines” means all product design, marketing, compliance, reporting, and other guidelines and requirements Stripe and the applicable Issuing Banks establish related to the Stripe Issuing Services, as updated from time to time.

“Stripe Issuing Program Territory” means the Territory, as that term is defined in the applicable Issuing Bank Terms.

“Stripe Issuing Services” means Services that Stripe and its Affiliates make available to Stripe Issuing Accountholders, on behalf of Issuing Banks, and related Stripe services, including (a) integration with Issuing Banks; (b) providing Stripe Issuing Accountholders with access to Cards; (c) enabling Stripe Issuing Accountholders to manage Card spend, and (d) other services described in the Stripe Issuing Accountholder Terms.

“Stripe Legal Page” means www.stripe.com/[countrycode]/legal, where “[countrycode]” means the two-letter abbreviation for the country where a Stripe Account is located.

“Stripe Losses” means all amounts awarded to the third party making a Claim, and all penalties, fines, and third-party costs (including legal fees) paid by the Stripe Parties.

“Stripe Parties” means Stripe, Stripe’s Affiliates, and the directors, employees and agents of each.

“Stripe Payments Services” means the Services that enable you to accept and refund Customer payments, perform related financial transactions, and manage Customer disputes.

“Stripe Pricing Page” means www.stripe.com/[countrycode]/pricing, where “[countrycode]” means the two-letter abbreviation for the country where a Stripe Account is located.

“Stripe Radar Data” means the Radar Scores and other data you receive through the Stripe Radar Services.

“Stripe Radar Services” means the Services that are designed to enable you to detect and evaluate the risk that a Transaction or other related activity is fraudulent.

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“Stripe SDK” means a software development kit listed on www.github.com/stripe.

“Stripe Tax Data” means data and reporting you receive through the Stripe Tax Services.

“Stripe Tax Services” means the Services that are designed to enable you to determine and calculate the amount, if any, of certain Taxes due in connection with your sale of goods or provision of services to Customers.

“Stripe Technology” means all hardware, software (including software in the Stripe SDKs), application programming interfaces (including the Stripe API), user interfaces (including the Stripe Dashboard), and other technology that Stripe uses to provide and make available the Stripe services.

“Stripe Terminal Documentation” means the Documentation, along with other documentation that Stripe makes available to you (including via email), relating to the Stripe Terminal Services, Stripe Terminal Software or Stripe Terminal Products.

“Stripe Terminal Product” means a device, instrument, piece of equipment or other hardware that (a) Stripe, its Affiliate, or a third-party distributor or reseller authorized by Stripe or its Affiliate supplies to you, which may be a physical Point of Sale (POS) device, accessory, component, or spare part, and the Terminal Device Software installed on that hardware product; or (b) Stripe approves for use to access the Stripe Terminal Services or the Stripe Technology, or to operate the Stripe Terminal Software.

“Stripe Terminal Services” means the Stripe Payments Services for Transactions processed using a Stripe Terminal Product, together with related services and features as described in the Stripe Terminal Documentation and on the Stripe Website.

“Stripe Terminal Software” means the Terminal Device Software and Terminal SDK.

“Stripe Treasury Accountholder” means a Connected Account, or Stripe Connect Platform using the Stripe Treasury Services for your own business purpose, who has successfully completed the onboarding requirements described in the Stripe Treasury Platform Terms.

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“Stripe Treasury Account Information” means Personal Data or business information that a Stripe Connect Platform provides on behalf of its Connected Accounts to enable Stripe and its Affiliates to (a) determine the Connected Accounts’ eligibility to access the Stripe Treasury Services; (b) make the Stripe Treasury Services available to Stripe Treasury Accountholders; and (c) fulfill their responsibilities to applicable Treasury Banks and Treasury Transfer Networks.

“Stripe Treasury Dashboard” means a user interface a Stripe Connect Platform provides that enables a Stripe Treasury Accountholder to manage its Financial Account.

“Stripe Treasury Product Guidelines” means all product design, marketing, compliance, reporting and other guidelines and requirements established by Stripe, its Affiliates or the applicable Treasury Banks from time to time in connection with the Stripe Treasury Services.

“Stripe Treasury Services” means the Services that enable a Stripe Treasury Accountholder to create and maintain a Financial Account where the Stripe Treasury Accountholder can (a) store, spend, and manage funds; and (b) make electronic payments and funds transfers to and from that account.

“Stripe Treasury Territory” means the United States and Puerto Rico.

“Stripe Website” means www.stripe.com.

“Tax” or “Taxes” means any applicable taxes and duties imposed by any Governmental Authority, including sales and use tax, excise tax, gross receipts tax, value-added tax (VAT), goods and services tax (GST) (or equivalent transaction taxes) and withholding tax.

“Tax Information Report” means a required tax information return or report, including IRS Form 1099, IRS Form 1042-S, or any other similar form.

“Terminal Device EULA” means the Terminal Device Software License Agreement for end users, the terms of which are incorporated into this Agreement by this reference.

“Terminal Device Software” has the meaning given to it in the Terminal Device EULA.

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“Terminal Purchase Terms” means the agreement under which Stripe or its Affiliate supplies the Stripe Terminal Products that you are using.

“Terminal SDK” means the software code that is Stripe Technology and is distributed under the MIT license, test environment, and associated documentation, as described in the Stripe Terminal Documentation and which Stripe makes available at https://github.com/stripe, including iOS, Android and JavaScript versions, and including all Updates.

“Third-Party Service” means a service, product, or promotion provided by a third party that utilizes, integrates with or is ancillary to the Services.

“Transaction” means a Payment Method transaction request initiated via the Stripe Technology through which Stripe is directed to capture funds for or from a payer’s associated account with respect to a payment from a Customer to you, and includes the authorization, settlement and if applicable, Disputes, Refunds and Reversals with respect to that Payment Method transaction request.

“Treasury Authorized User” means an individual that a Stripe Treasury Accountholder authorizes to use the Stripe Treasury Services.

“Treasury Bank” means a bank insured by the Federal Deposit Insurance Corporation through which Stripe or its Affiliate holds Stripe Treasury Accountholder funds.

“Treasury Regulatory Requirements” means Law, the rules of the Treasury Transfer Networks and the PCI Standards.

“Treasury Transfer Networks” means the electronic funds transfer networks the Stripe Treasury Services uses, including the ACH Network, credit card networks, and debit card networks.

“Update” means a modification, feature enhancement or update to the Services or Stripe Technology that requires you to take some action, which may include changing your implementation of the Services or Stripe Technology.

“User Affiliate Reserve” means funds described as a reserve by Stripe, which Stripe or its Affiliate holds as security against liabilities that any User Group Entity incurs under its agreement with Stripe or an Affiliate of Stripe.

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“User Bank Account” means a bank or other financial institution account you identify to Stripe.

“User Compliance Information” means information about you that Stripe requires to comply with Law, and Governmental Authority and Financial Partner requirements, and may include information (including Personal Data) about your representatives, beneficial owners, principals and other individuals associated with you or your Stripe Account.

“User Financial Information” means (a) information about you that Stripe requires to assess your business and financial condition and outstanding credit exposure, including financial statements (and, where applicable, unaudited management accounts including a profit and loss account, balance sheet and cash-flow statement) and supporting documentation (including bank statements); (b) information and supporting documentation to enable Stripe to calculate your risk of loss; and (c) all other information Stripe requests to assess your risk and ability to perform your obligations under this Agreement.

“User Group” means (a) you; (b) any entity or individual that Stripe reasonably determines is associated with you; and (c) each of your and their Affiliates; that has entered into an agreement with Stripe (or an Affiliate of Stripe) under which Stripe or its Affiliate provides services.

“User Group Entity” means an individual or entity that is part of the User Group (including you).

“User Information” means User Compliance Information and User Financial Information.

“User Materials” means any materials that you or a Stripe Issuing Accountholder wish to place on Cards or other materials related to the Stripe Issuing Programs, including any Mark or material protected by any IP Rights.

“User Party” means you, your Affiliate, or a director, employee or agent of you or your Affiliate.

“Verifiable Individual” means an individual whose Verification Data is submitted through the Stripe Identity Services.

“Verification Data” means all data, information, photos, ID Images, and documents (including copies of documents) submitted through the Stripe Identity Services.

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